Exhibit 99.1

Green Mountain Coffee Roasters Reports Second Quarter Fiscal 2013 GAAP EPS of $0.87 and Non-GAAP EPS of $0.93 Representing Growth of 50% and 45% Respectively Over the Prior Year Period

  Revenue Increases 14% Over the Prior Year Period
  Free Cash Flow of $202 Million in the Quarter, $456 Million for the First Half of Fiscal Year 2013
  Management Updates Outlook for Fiscal Year 2013:
    Raises Fiscal Year 2013 Non-GAAP EPS Estimates to $3.05 to $3.15 -- A Growth Rate of 27% to 31%, or 31% to 35% Excluding the 53rd Week of Fiscal Year 2012
    Increases Estimated Free Cash Flow to a Range of $300 Million to $400 Million
    Targets Fiscal Year 2013 Net Sales Growth of 11% to 14% Over Fiscal Year 2012, or 14% to 17% Excluding the 53rd Week of Fiscal Year 2012

WATERBURY, Vt.--(BUSINESS WIRE)--May 8, 2013--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its second quarter fiscal year 2013 results for the 13 weeks and 26 weeks ended March 30, 2013.

“Our fiscal second quarter results demonstrate the leverage inherent in our business model,” said Brian P. Kelley, GMCR’s President and CEO. “Specifically, strong sales of our single serve packs drove 14% revenue growth and 45% non-GAAP earnings per share growth in the quarter.”

“Our industry-leading single serve business – made up of single serve packs, Keurig® brewers and accessories – grew a healthy 16% in our second fiscal quarter contributing to strong earnings growth and significant free cash flow generation,” continued Kelley. “We expect the Keurig® brewer installed base in U.S. households to grow between 25% to 30% in fiscal 2013 with volume of our single serve packs growing proportionately with the anticipated brewer installed base.”

Second Quarter 2013 Performance Highlights

	Thirteen weeks ended			Twenty-six weeks ended
($ in millions except earnings per share)	March 30,	March 24,	%	March 30,	March 24,	%
	2013	2012	Increase	2013	2012	Increase
Net sales	$1,004.8	$885.1	14%	$2,343.9	$2,043.3	15%
Operating income:
GAAP	$212.1	$149.6	42%	$394.5	$295.4	34%
Non-GAAP	$224.6	$162.3	38%	$419.2	$320.3	31%
Net income:
GAAP	$132.4	$93.0	42%	$240.0	$197.4	22%
Non-GAAP	$140.9	$101.7	39%	$256.9	$197.7	30%
Diluted income per share:
GAAP	$0.87	$0.58	50%	$1.57	$1.24	27%
Non-GAAP	$0.93	$0.64	45%	$1.68	$1.24	35%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Second Quarter 2013 Financial Review

Net Sales

Net Sales by Product
($ in millions)	Thirteen weeks ended
	March 30, 2013	March 24, 2012	$ Increase (Decrease)	% Increase (Decrease)
Single serve packs	$794.0	$655.0	$139.0	21%
Brewers and accessories	126.8	140.2	(13.4)	(10)%
Subtotal	920.8	795.2	125.6	16%
Other products and royalties	84.0	89.9	(5.9)	(7)%
Total net sales	$1,004.8	$885.1	$119.7	14%

  As shown in the table above, approximately 92% of consolidated second quarter fiscal year 2013 net sales were sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and the Canadian office coffee services business.

Single Serve Packs

  The 21% increase in single serve pack net sales over the prior year period was driven by a 26% increase in sales volume offset by a 5% decrease due to single serve pack product mix.

Brewers and Accessories

  For the quarter, 1.36 million Keurig® system brewers were sold, a 9% decrease in shipments over the prior year period.
    Of the total, GMCR sold 1.23 million Keurig® Single Cup Brewers. This number does not account for consumer returns.
    GMCR’s licensed brewer partners reported 131,500 brewers sold during the period.
  According to Company estimates, which include NPD data and retail customer reported information, U.S. consumer purchases of Keurig® system brewers in the second fiscal quarter increased by 13% over the prior year period.

Other Products and Royalties

  Sales of other products and royalties declined 7% year-over-year primarily due to the continuing demand shift from traditional coffee package formats to single serve packs.

Operating Metrics

  In the second quarter of fiscal year 2013, gross margin improved 590 basis points to 41.3% from 35.4% in the prior year period.
    The higher gross margin versus the prior year period was due to favorable green coffee costs, lower obsolescence expense of finished goods and raw materials, lower labor and overhead manufacturing costs, a favorable product mix shift and a decrease in warranty expense for Keurig® Single Cup Brewers.
    These positive impacts were partially offset by a $10.4 million before-tax charge related to a loss on a non-coffee purchase commitment.
    The following table quantifies the changes in gross margin period to period:

Change from Q2 2012 to Q2 2013
Favorable green coffee costs	+290 bps
Lower obsolescence expense of finished goods and raw materials	+150 bps
Lower labor and overhead manufacturing costs	+140 bps
Shift in sales mix between Keurig® Single Cup Brewers and single serve packs	+90 bps
Lower warranty expense	+80 bps
Charge related to a non-coffee purchase commitment	-100 bps
Other Items	-60 bps

  GAAP operating income of 21.1% of net sales in the second quarter of fiscal year 2013 increased from 16.9% in the prior year period.
  Primarily due to the exclusion of the amortization of identifiable intangibles in both periods, non-GAAP operating income was 22.3% of net sales in the second quarter of fiscal year 2013 compared to 18.3% in the prior year period.
  The Company’s effective income tax rate was 35.6% for the second quarter of fiscal 2013 as compared to 36.0% for the prior year period. GMCR expects its fiscal 2013 annual effective tax rate to be approximately 37%.
  Diluted weighted average shares outstanding as of the end of the second quarter of fiscal year 2013 decreased to 152.3 million from 159.4 million in the prior year period in part as a result of shares repurchased under the Company’s previously announced share repurchase program.
  Under its Board-authorized two-year $500 million share repurchase program, the Company repurchased 608,116 shares in the second quarter of fiscal 2013 at an average price of $44.65 and a cost of $27.2 million, bringing its total repurchases since the fourth quarter of fiscal 2012 to 7,985,293 shares at an average price of $25.32 and a total cost of $202.2 million.

Balance Sheet & Cash Flow Highlights

“For the second consecutive quarter, cash management and overall business improvements contributed to free cash flow generation, which year-to-date through the second quarter totaled $456 million,” said Frances G. Rathke, GMCR’s Chief Financial Officer. “While we continue to expect to invest in brewer inventory in the back half of the year to meet anticipated holiday demand, we are pleased to be revising our free cash flow estimate for the year upward to a range of $300 million to $400 million from a prior range of $100 million to $150 million.”

Balance Sheet & Cash Flow Highlights ($ in millions)	March 30, 2013	March 24, 2012	% Change
Cash and cash equivalents, including restricted cash	$221.7	$155.2	43%
Accounts receivables, net	$312.9	$300.7	4%
Inventories	$587.3	$602.1	(2)%
Raw materials & supplies	$176.8	$244.4	(28)%
Coffee	$105.0	$150.5	(30)%
Packaging & other raw materials	$71.8	$93.9	(24)%
Finished goods	$410.5	$357.7	15%
Brewers & accessories	$233.9	$191.1	22%
Single serve packs	$146.0	$138.3	6%
Other	$30.6	$28.3	8%
Debt outstanding and capital lease and financing obligations	$350.8	$441.2	(20)%
Twenty-six weeks net cash provided by operating activities	$604.7	$370.2	63%
Twenty-six weeks free cash flow (1)	$456.3	$165.6	176%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Business Outlook and Other Forward-Looking Information

“With only 13% estimated U.S. household penetration of our Keurig® system, we believe there is considerable opportunity for strong continued growth,” said Kelley. “Already, Keurig® is the brand synonymous with single serve coffee in the hearts and minds of North American consumers. We continue to build awareness of our Keurig® beverage system where it matters most: in the home, in the office, on the counter, one cup at a time.”

“We are also pursuing new channels, new brands, new beverages, new geographies and new brewer technologies to drive incremental growth,” said Kelley. “When combined with continued improvements in our operations, we believe these efforts will enable us to generate sustainable sales and earnings growth over the long term.”

Company Estimates for Third Quarter and Fiscal Year 2013

The Company provided its outlook for its third quarter of fiscal year 2013 as follows:

  Net sales growth in the range of 11% to 15% over the third quarter of fiscal year 2012.
  Non-GAAP earnings per diluted share in a range of $0.71 to $0.78, an increase of 37% to 50% over the prior year period (excluding the amortization of identifiable intangibles related to the Company’s acquisitions; and, legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).
    The Company’s non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to March 30, 2013 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.

The Company revised its outlook for its fiscal year 2013 as follows:

  Net sales growth in the range of 11% to 14% over fiscal year 2012.
    On a comparable basis, excluding the 53rd week of fiscal year 2012 which contributed $90 million in net sales in the Company’s fourth quarter fiscal 2012, the Company’s net sales growth outlook equates to growth in a range of 14% to 17%.
    On a comparable basis, the Company’s expected fiscal 2013 revenue growth rate is being driven by a 20% increase in the Company’s core single serve business, offset by a 5% decline in its traditional coffee business, comprised of bagged coffee, fractional packs and office coffee services. As the entire coffee category’s shift to Keurig® single serve continues, the Company’s traditional coffee business will likewise continue to be adversely impacted.
  The Company continues to be comfortable with its longer-term outlook of annual net sales growth of 15% to 20%.
  Non-GAAP earnings per diluted share of $3.05 to $3.15, representing a growth rate of 27% to 31% over the $2.40 earnings per diluted share in fiscal 2012 (excluding the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation).
    On a comparable basis, excluding the 53rd week of fiscal year 2012 which contributed $0.07 in non-GAAP earnings per diluted share in the Company’s fourth quarter of fiscal 2012, the Company’s non-GAAP earnings per diluted share guidance equates to growth in a range of 31% to 35%.
  The Company’s fiscal year 2013 non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to March 30, 2013 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.
  Free cash flow in the range of $300 million to $400 million up from $76 million in fiscal year 2012.
  Capital investment in the range of $275 million to $325 million versus $401 million in fiscal year 2012.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, May 8, 2013. The call, along with accompanying slides, is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-2644, passcode 2268855 from 9:00 p.m. ET on May 8, 2013 through 9:00 p.m. ET on Sunday, May 13, 2013.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this filing, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, organizational efficiencies, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, successful execution of internal changes to the organizational and leadership structures, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in our filings with the SEC.

Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 30, 2013	September 29, 2012
Assets
Current assets:
Cash and cash equivalents	$221,170	$58,289
Restricted cash and cash equivalents	553	12,884
Receivables, less uncollectible accounts and return allowances of $47,976 and $34,517 at March 30, 2013 and September 29, 2012, respectively	312,880	363,771
Inventories	587,281	768,437
Income taxes receivable	6,496	32,943
Other current assets	42,072	35,019
Deferred income taxes, net	51,104	51,613
Total current assets	1,221,556	1,322,956

Fixed assets, net	977,298	944,296
Intangibles, net	462,241	498,352
Goodwill	793,405	808,076
Deferred income taxes, net	—	—
Other long-term assets	35,710	42,109

Total assets	$3,490,210	$3,615,789

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$9,796	$6,691
Current portion of capital lease and financing obligations	3,274	3,057
Accounts payable	213,946	279,577
Accrued compensation costs	58,836	38,458
Accrued expenses	143,493	132,992
Income tax payable	12,372	29,322
Deferred income taxes, net	236	245
Other current liabilities	16,357	29,645
Total current liabilities	458,310	519,987

Long-term debt, less current portion	272,885	466,984
Capital lease and financing obligations, less current portion	64,798	54,794
Deferred income taxes, net	269,382	270,348
Other long-term liabilities	25,687	32,544

Commitments and contingencies

Redeemable noncontrolling interests	10,684	9,904

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 148,917,424 and 152,680,855 shares at March 30, 2013 and September 29, 2012, respectively	14,892	15,268
Additional paid-in capital	1,373,366	1,464,560
Retained earnings	1,009,985	771,200
Accumulated other comprehensive (loss) income	(9,779)	10,200
Total stockholders’ equity	2,388,464	2,261,228

Total liabilities and stockholders’ equity	$3,490,210	$3,615,789

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	March 30, 2013	March 24, 2012	March 30, 2013	March 24, 2012
Net sales	$1,004,792	$885,052	$2,343,851	$2,043,268
Cost of sales	589,646	572,014	1,509,542	1,393,626
Gross profit	415,146	313,038	834,309	649,642

Selling and operating expenses	124,781	111,105	296,626	252,463
General and administrative expenses	78,261	52,340	143,138	101,748
Operating income	212,104	149,593	394,545	295,431

Other income, net	227	669	415	1,360
Gain (loss) on financial instruments, net	3,471	(2,112)	4,575	(3,246)
(Loss) gain on foreign currency, net	(6,115)	3,613	(8,794)	6,299
Gain on sale of subsidiary	—	—	—	26,311
Interest expense	(3,814)	(6,042)	(9,544)	(12,505)
Income before income taxes	205,873	145,721	381,197	313,650

Income tax expense	(73,302)	(52,458)	(140,681)	(115,705)
Net income	132,571	93,263	$240,516	$197,945

Net income attributable to noncontrolling interests	150	232	512	500

Net income attributable to GMCR	$132,421	$93,031	$240,004	$197,445

Basic income per share:
Basic weighted average shares outstanding	148,774,443	155,049,294	149,044,980	154,876,465
Net income per common share - basic	$0.89	$0.60	$1.61	$1.27

Diluted income per share:
Diluted weighted average shares outstanding	152,310,053	159,374,545	152,550,160	159,368,142
Net income per common share - diluted	$0.87	$0.58	$1.57	$1.24

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twenty-six	Twenty-six
	weeks ended	weeks ended
	March 30, 2013	March 24, 2012
Cash flows from operating activities:
Net income	$240,516	$197,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	87,820	55,822
Amortization of intangibles	22,939	23,021
Amortization of deferred financing fees	3,025	3,025
Unrealized loss (gain) on foreign currency, net	7,178	(4,547)
Loss on disposal of fixed assets	241	1,265
Gain on sale of subsidiary, excluding transaction costs	—	(28,914)
Provision for doubtful accounts	(15)	1,656
Provision for sales returns	58,812	67,402
(Gain) loss on derivatives, net	(3,847)	3,580
Excess tax benefits from equity-based compensation plans	(9,563)	(11,172)
Deferred income taxes	2,901	8,325
Deferred compensation and stock compensation	15,214	9,336
Other	449	5
Changes in assets and liabilities:
Receivables	(9,827)	(55,546)
Inventories	177,665	72,671
Income tax receivable/payable, net	19,237	65,050
Other current assets	(7,861)	(17,871)
Other long-term assets, net	3,371	(436)
Accounts payable, accrued expenses and accrued compensation costs	3,721	(17,474)
Other current liabilities	(137)	(2,878)
Other long-term liabilities	(7,154)	(109)
Net cash provided by operating activities	604,685	370,156

Cash flows from investing activities:
Change in restricted cash	3,013	665
Proceeds from sale of subsidiary, net of cash transferred	—	137,733
Capital expenditures for fixed assets	(148,349)	(204,556)
Other investing activities	231	444
Net cash used in investing activities	(145,105)	(65,714)

Cash flows from financing activities:
Net change in revolving line of credit	(184,949)	(182,814)
Proceeds from issuance of common stock under compensation plans	9,334	2,228
Repurchase of common stock	(125,681)	—
Excess tax benefits from equity-based compensation plans	9,563	11,172
Payments on capital lease and financing obligations	(1,547)	(3,148)
Repayment of long-term debt	(3,391)	(4,552)
Other financing activities	(549)	(149)
Net cash used in financing activities	(297,220)	(177,263)

Change in cash balances included in current assets held for sale	—	5,160

Effect of exchange rate changes on cash and cash equivalents	521	675

Net increase in cash and cash equivalents	162,881	133,014
Cash and cash equivalents at beginning of period	58,289	12,989
Cash and cash equivalents at end of period	$221,170	$146,003

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$21,437	$44,672
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$11,769	$44,174
Settlement of acquisition related liabilities through release of restricted cash	$9,227	$18,788

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

		Thirteen weeks ended
		March 30, 2013		March 24, 2012
	Operating income	$212,104		$149,593
	Expenses related to SEC inquiry (1)	1,043		1,146
	Amortization of identifiable intangibles (2)	11,404		11,568
	Non-GAAP operating income	$224,551		$162,307

		Thirteen weeks ended
		March 30, 2013		March 24, 2012
	Net income attributable to GMCR	$132,421		$93,031
	After tax:
	Expenses related to SEC inquiry (1)	672		713
	Amortization of identifiable intangibles (2)	7,826		7,933
	Non-GAAP net income attributable to GMCR	$140,919		$101,677

		Thirteen weeks ended
		March 30, 2013		March 24, 2012
	Diluted income per share	$0.87		$0.58
	After tax:
	Expenses related to SEC inquiry (1)	0.00		0.00
	Amortization of identifiable intangibles (2)	0.05		0.05
	Non-GAAP net income per share	$0.93	*	$0.64	*

	* Does not sum due to rounding.
(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

		Twenty-six weeks ended
		March 30, 2013		March 24, 2012
	Operating income	$394,545		$295,431
	Expenses related to SEC inquiry (1)	1,763		1,815
	Amortization of identifiable intangibles (2)	22,939		23,021
	Non-GAAP operating income	$419,247		$320,267

		Twenty-six weeks ended
		March 30, 2013		March 24, 2012
	Net income attributable to GMCR	$240,004		$197,445
	After tax:
	Expenses related to SEC inquiry (1)	1,116		1,130
	Amortization of identifiable intangibles (2)	15,777		15,782
	Gain on sale of subsidiary (3)	—		(16,685)
	Non-GAAP net income attributable to GMCR	$256,897		$197,672

		Twenty-six weeks ended
		March 30, 2013		March 24, 2012
	Diluted income per share	$1.57		$1.24
	After tax:
	Expenses related to SEC inquiry (1)	0.01		0.01
	Amortization of identifiable intangibles (2)	0.10		0.10
	Gain on sale of subsidiary (3)	—		(0.10)
	Non-GAAP net income per share	$1.68		$1.24	*

	* Does not sum due to rounding.
(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents the gain on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Corporate Comm Manager
Investor.Services@GMCR.com